Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Third Quarter 2017 Results

Third Quarter Key Metrics From Continuing Operations

•	Reported revenue increased 6% to $2.3 billion, with organic revenue growth of 2%

•	Operating margin was 11.3%, and operating margin, adjusted for certain items, increased 170 basis points to 20.3%

•	EPS was $0.73, and EPS, adjusted for certain items, increased 18% to $1.29

•	For the first nine months of 2017, cash flow from operations was $289 million, and free cash flow was $164 million

Third Quarter Highlights

•	Repurchased 5.4 million Class A Ordinary Shares for approximately $750 million

•
Entered into an agreement to acquire The Townsend Group, a leading global real estate and investment management firm, bringing greater depth of expertise in real estate assets to Aon’s distribution scale and increasing Aon’s ability to provide more attractive alternative private market assets to clients

•
Entered into an agreement to acquire Unirobe Meeùs Groep in the Netherlands, solidifying Aon’s position as the leading insurance broker and risk advisor in all business-to-business market segments in the Netherlands

LONDON - October 27, 2017 - Aon plc (NYSE: AON) today reported results for the three months ended September 30, 2017.

Net income attributable to Aon shareholders was $185 million, or $0.72 per share, compared to $319 million or $1.18 per share, in the prior year period. Net income per share attributable to Aon shareholders, adjusted for certain items, decreased 6% to $1.25, compared to $1.33 in the prior year period. Net income from continuing operations attributable to Aon shareholders was $189 million, or $0.73 per share, compared to $277 million, or $1.03 per share, in the prior year period. Net income per share from continuing operations, adjusted for certain items, increased 18% to $1.29, compared to $1.09 in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in the “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

“Our results for the quarter reflect strong organic revenue growth in our reinsurance business, 170 basis points of adjusted operating margin improvement, and 18% adjusted earnings per share growth, highlighting increased operating leverage in our Aon United operating model and effective capital management with the repurchase of $750 million of shares in the quarter.” said Greg Case, President and Chief Executive Officer.  “Looking forward, we expect a strong finish to the year as we head into our seasonally strongest quarter. With continued momentum amplified by significant capital deployment towards our industry-leading platform and share repurchase, we believe we are on track to exceed $7.97 adjusted earnings per share in 2018 and deliver double-digit free cash flow growth over the long-term.”

THIRD QUARTER 2017 FINANCIAL SUMMARY
The third quarter 2017 financial results discussed herein represent performance from continuing operations unless otherwise noted.

Total revenue in the third quarter increased 6% to $2.3 billion compared to the prior year period driven primarily by a 3% increase related to acquisitions, net of divestitures, 2% organic revenue growth, and a 1% favorable impact from foreign currency translation.

Total operating expenses in the third quarter increased 13% to $2.1 billion compared to the prior year period due primarily to $102 million of restructuring costs, a $62 million increase in operating expenses related to acquisitions, net of divestitures, $54 million of accelerated amortization related to tradenames, a $16 million unfavorable impact from foreign currency translation, $10 million of transaction related costs associated with recent acquisitions, and an increase in expense associated with 2% organic revenue growth, partially offset by $55 million of savings related to restructuring and other operational improvement initiatives.

Restructuring expenses were $102 million in the third quarter, primarily driven by workforce reductions, IT rationalization, and other separation costs. As previously announced, the Company expects to invest $900 million in total cash over a three-year period, and incur $50 million of non-cash charges, in driving one operating model across the firm. This includes an estimated investment of $700 million of cash restructuring charges and $200 million of capital expenditures. To date, the Company has incurred $401 million, or 53%, of the total estimated restructuring charges. An analysis of restructuring and related costs by type is detailed on page 15 of this press release.

Restructuring savings in the third quarter related to restructuring and other operational improvement initiatives are $55 million before any reinvestment. Before any potential reinvestment of savings, restructuring and other operational improvement initiatives are expected to deliver run-rate savings of $400 million annually in 2019. To date, the Company has achieved $109 million, or 27%, of the total estimated annualized savings.

Foreign currency exchange rates in the third quarter had a $0.01 per share, or $3 million, favorable impact on U.S. GAAP net income and adjusted net income if the Company were to translate prior year quarter results at current quarter foreign exchange rates.

Effective tax rate reflected in the U.S. GAAP financial statements in the third quarter was 2.0%, compared to the prior year period of 8.1%. After adjusting to exclude the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges anticipated in Q4 2017, the adjusted effective tax rate for the third quarter of 2017 was 17.5% compared to 14.2% in the prior year quarter. The net impact of discrete items in the current year quarter was not material; however, the tax rate in the prior year quarter was favorably impacted by discrete items. These adjustments are discussed in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

Weighted average diluted shares outstanding decreased to 257.3 million in the third quarter compared to 269.6 million in the prior year period. The Company repurchased 5.4 million Class A Ordinary Shares for approximately $750 million in the quarter. As of September 30, 2017, the Company had $5.9 billion of remaining authorization under its share repurchase program.

THIRD QUARTER 2017 CASH FLOW SUMMARY
Cash flow from operations for the first nine months of 2017 decreased 75%, or $863 million, to $289 million compared to the prior year period, primarily reflecting cash tax payments associated with the divestiture of our outsourcing businesses in the second quarter (“divested business”), $199 million of cash restructuring charges, and $45 million of transaction costs related to the divested business, partially offset by operational improvement.

Free cash flow, defined as cash flow from operations less capital expenditures, decreased 84%, or $881 million, to $164 million for the first nine months of 2017 compared to the prior year period, reflecting a decline in cash flow from operations and a $18 million increase in capital expenditures, including investments in our operating model. A reconciliation of free cash flow to cash flow from operations can be found in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

THIRD QUARTER 2017 REVENUE REVIEW
The third quarter revenue reviews provided below include supplemental information related to organic revenue, which is a non-GAAP measure that is described in detail in “Reconciliation of Non-GAAP Measures - Organic Revenue and Free Cash Flow” on page 10 of this press release.

	Three Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change	Less: Currency Impact	Less: Fiduciary Investment Income	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth
Revenue
Commercial Risk Solutions	$917	$884	4%	1%	—%	4%	(1)%
Reinsurance Solutions	355	329	8	1	—	—	7
Retirement Solutions	491	466	5	1	—	(1)	5
Health Solutions	293	265	11	1	—	8	2
Data & Analytic Services	289	260	11	1	—	7	3
Elimination	(5)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,340	$2,201	6%	1%	—%	3%	2%

Total organic revenue increased 2% compared to the prior year period highlighted by strong growth in Reinsurance Solutions and Retirement Solutions.

Commercial Risk Solutions organic revenue decreased 1% compared to the prior year period driven by a modest decline across the Americas, particularly in U.S. retail and Latin America due to certain unfavorable timing, partially offset by solid growth across the EMEA and Pacific regions.

Reinsurance Solutions organic revenue increased 7% compared to the prior year period driven by growth across every major product line, with particular strength in treaty placements driven by record new business generation, partially offset by a modest unfavorable market impact in the Americas.

Retirement Solutions organic revenue increased 5% compared to the prior year period driven by strong growth in investment consulting, primarily for delegated investment management, as well as growth in our talent practice for compensation surveys and benchmarking services.

Health Solutions organic revenue increased 2% compared to the prior year period driven by solid growth in health & benefits brokerage, particularly in the U.S. and Latin America, partially offset by a decline in project related work in the healthcare exchange business.

Data & Analytic Services organic revenue increased 3% compared to the prior year period driven by strong growth in the Affinity business, with particular strength in the U.S.

 THIRD QUARTER 2017 EXPENSE REVIEW

	Three Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	$ Change	% Change
Expenses
Compensation and benefits	$1,419	$1,300	$119	9%
Information technology	109	99	10	10
Premises	89	86	3	3
Depreciation of fixed assets	40	39	1	3
Amortization and impairment of intangible assets	101	42	59	140
Other general expenses	317	267	50	19
Total operating expenses	$2,075	$1,833	$242	13%

Compensation and benefits expense increased 9%, or $119 million, compared to the prior year period due primarily to $52 million of restructuring costs, a $37 million increase in expenses related to acquisitions, net of divestitures, a $14 million unfavorable impact from foreign currency translation, $2 million of transaction related costs associated with recent acquisitions, and an increase in expense associated with 2% organic revenue growth, partially offset by $32 million of savings related to restructuring and other operational improvement initiatives.

Information technology expense increased 10%, or $10 million, compared to the prior year period due primarily to $12 million of restructuring costs, as well as investments in growth, partially offset by $13 million of savings related to restructuring and other operational improvement initiatives.

Premises expense increased 3%, or $3 million, compared to the prior year period due primarily to $4 million of restructuring costs, partially offset by $1 million of savings related to restructuring and other operational improvement initiatives.

Depreciation of fixed assets increased 3%, or $1 million, compared to the prior year period primarily due to $2 million of restructuring costs related to fixed asset write-offs.

Amortization and impairment of intangible assets increased 140%, or $59 million, compared to the prior year period primarily due to $54 million of accelerated amortization related to tradenames.

Other general expenses increased 19%, or $50 million, compared to the prior year period due primarily to $32 million of restructuring costs, a $17 million increase in operating expenses related to acquisitions, net of divestitures, $8 million of costs related to regulatory and compliance matters, and $8 million of transaction related costs associated with recent acquisitions, partially offset by $9 million of savings related to restructuring and other operational improvement initiatives.

THIRD QUARTER 2017 INCOME SUMMARY
Certain noteworthy items impacted operating income and operating margins in the third quarters of 2017 and 2016. The third quarter information provided below includes supplemental information related to adjusted operating income and adjusted operating margin, which are non-GAAP measures that are described in detail in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

	Three Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change
Revenue	$2,340	$2,201	6%
Expenses	2,075	1,833	13
Operating income	$265	$368	(28)%
Operating margin	11.3%	16.7%
Operating income - adjusted	$476	$410	16%
Operating margin - adjusted	20.3%	18.6%

Operating income decreased $103 million, or 28%, compared to the prior year period. Adjusting for certain items detailed on page 11 of this press release, operating income increased 16%, or $66 million, and operating margin increased 170 basis points to 20.3%, each compared to the prior year period. The increase in adjusted operating margin was primarily driven by $55 million, or +240 basis points, of savings from restructuring and other operational initiatives, as well as underlying operational improvement driven by return on investments and increased operating leverage, partially offset by $10 million, or -40 basis point, unfavorable impact from transaction related costs associated with recent acquisitions and a $5 million, or -20 basis point, unfavorable impact from lower non-cash pension income.

	Three Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change
Operating income	$265	$368	(28)%
Interest income	10	1	900
Interest expense	(70)	(70)	—
Other income (expense)	(5)	10	(150)
Income from continuing operations before income taxes	$200	$309	(35)%

Interest income increased $9 million to $10 million compared to the prior year period primarily due to additional income earned on the balance of cash proceeds from the divested business. Interest expense was flat at $70 million compared to the prior year period. Other expense was $5 million and includes $15 million of net losses due to the unfavorable impact of exchange rates on the remeasurement of assets and liabilities in non-

functional currencies, partially offset by $10 million of gains primarily related to certain long-term investments. The prior year period included other income of $10 million primarily related to gains on certain long-term investments.

DISCONTINUED OPERATIONS
Net loss from discontinued operations was $(4) million, or $(0.01) per share, compared to net income of $42 million, or $0.15 per share, in the prior year period. Net income per share from discontinued operations, adjusted for certain items, was $(10) million, or $(0.04) per share, compared to $65 million, or $0.24 per share in the prior year period. Certain items that impacted third quarter results and comparisons with the prior year period are detailed in “Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings per Share” on page 11 of this press release.

Conference Call, Presentation Slides and Webcast Details
The Company will host a conference call on Friday, October 27, 2017 at 7:30 a.m., central time. Interested parties can listen to the conference call via a live audio webcast and view the presentation slides at www.aon.com.

 About Aon
Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

Safe Harbor Statement
This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, future capital expenditures, growth in commissions and fees, changes to the composition or level of our revenues, cash flow and liquidity, expected tax rates, business strategies, competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, plans and references to future successes, are forward-looking statements. Also, when we use the words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “plan”, “probably”, “potential”, “looking forward”, or similar expressions, we are making forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward looking statements:  general economic and political conditions in different countries in which Aon does business around the world; changes in the competitive environment; fluctuations in exchange and interest rates, including negative yields in some jurisdictions, that could influence revenue and expense; changes in global equity and fixed income markets that could affect the return on invested assets; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; the level of Aon’s debt limiting financial flexibility; rating agency actions that could affect Aon’s ability to borrow funds; the effect of the change in global headquarters and jurisdiction of incorporation, including differences in the anticipated benefits; changes in estimates or assumptions on our financial statements; limits on Aon’s subsidiaries to make dividend and other payments to Aon; the impact of lawsuits and other contingent liabilities and loss contingencies arising from errors and omissions and other claims against Aon; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon operates, particularly given the global scope of Aon’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon does business; the impact of any investigations brought by regulatory authorities in the U.S., U.K. and other countries; the impact of any inquiries relating to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws and with U.S. and non-U.S. trade sanctions regimes; failure to protect intellectual property rights or allegations that we infringe on the intellectual property rights of others; the effects of English law on our operating flexibility and the enforcement of judgments against Aon; the failure to retain and attract qualified personnel; international risks associated with Aon’s global operations;

the effect of natural or man-made disasters; the potential of a system or network breach or disruption resulting in operational interruption or improper disclosure of personal data; Aon’s ability to develop and implement new technology; damage to our reputation among clients, markets or third parties; the actions taken by third parties that preform aspects of our business operations and client services; the extent to which Aon manages risks associated with the various services, including fiduciary and investments and other advisory services and business process outsourcing services, among others, that Aon provides or will provide to clients; Aon’s ability to grow, develop and integrate companies or new lines of business that it acquires; changes in commercial property and casualty markets, commercial premium rates or methods of compensation; changes in the health care system or our relationships with insurance carriers; Aon’s ability to implement initiatives intended to yield cost savings, and the ability to achieve those cost savings; risks and uncertainties in connection with the sale of our benefits administration and business process outsourcing business; and our ability to realize the expected benefits from our restructuring plan.

Any or all of Aon’s forward-looking statements may turn out to be inaccurate, and there are no guarantees about Aon’s performance.  The factors identified above are not exhaustive.  Aon and its subsidiaries operate in a dynamic business environment in which new risks may emerge frequently.  Further information concerning Aon and its businesses, including factors that potentially could materially affect Aon’s financial results, is contained in Aon’s filings with the SEC. See Aon’s Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 for a further discussion of these and other risks and uncertainties applicable to Aon’s businesses. These factors may be revised or supplemented in subsequent reports.  Aon is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement that it may make from time to time, whether as a result of new information, future events or otherwise.

Explanation of Non-GAAP Measures
This communication includes supplemental information related to organic revenue, free cash flow, adjusted operating margin, and adjusted earnings per share for continuing operations that exclude the effects of intangible asset amortization, capital expenditures, and certain other noteworthy items that affected results for the comparable periods.  Organic revenue includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses. The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached appendices.  Supplemental organic revenue information and additional measures that exclude the effects of certain items noted above that do not affect net income or any other U.S. GAAP reported amounts.  Free cash flow is cash flow from operating activity less capital expenditures. The effective tax rate, as adjusted, excludes the applicable tax impact associated with expenses for estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement related charges. Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Financial Statements.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Investor Relations	Donna Mirandola
312-381-1801	Senior Director, External Communications - Americas
investor.relations@aon.com	312-381-1532

Aon plc
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sep 30, 2017	Sep 30, 2016	% Change	Sep 30, 2017	Sep 30, 2016	% Change
Revenue
Total revenue	$2,340	$2,201	6%	$7,089	$6,759	5%
Expenses
Compensation and benefits	1,419	1,300	9%	4,337	4,041	7%
Information technology	109	99	10%	295	281	5%
Premises	89	86	3%	259	257	1%
Depreciation of fixed assets	40	39	3%	148	118	25%
Amortization and impairment of intangible assets	101	42	140%	604	117	416%
Other general expenses	317	267	19%	956	770	24%
Total operating expenses	2,075	1,833	13%	6,599	5,584	18%
Operating income	265	368	(28)%	490	1,175	(58)%
Interest income	10	1	900%	20	6	233%
Interest expense	(70)	(70)	—%	(211)	(212)	—%
Other income (expense)	(5)	10	(150)%	(20)	27	(174)%
Income from continuing operations before income taxes	200	309	(35)%	279	996	(72)%
Income taxes (1)	4	25	(84)%	(139)	127	(209)%
Net income from continuing operations	196	284	(31)%	418	869	(52)%
Income from discontinued operations, net of tax (2)	(4)	42	(110)%	857	102	740%
Net income	192	326	(41)%	1,275	971	31%
Less: Net income attributable to noncontrolling interests	7	7	—%	30	27	11%
Net income attributable to Aon shareholders	$185	$319	(42)%	$1,245	$944	32%

Basic net income (loss) per share attributable to Aon shareholders
Continuing operations	$0.74	$1.03	(28)%	$1.49	$3.13	(52)%
Discontinued operations (3)	(0.02)	0.16	(113)%	3.28	0.38	763%
Net income	$0.72	$1.19	(39)%	$4.77	$3.51	36%
Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations	$0.73	$1.03	(29)%	$1.48	$3.11	(52)%
Discontinued operations (3)	(0.01)	0.15	(107)%	3.26	0.37	781%
Net income	$0.72	$1.18	(39)%	$4.74	$3.48	36%
Weighted average ordinary shares outstanding - basic	255.6	267.5	(4)%	260.9	269.1	(3)%
Weighted average ordinary shares outstanding - diluted	257.3	269.6	(5)%	262.9	271.0	(3)%

(1)
The effective tax rate was 2.0% and 8.1% for the three months ended September 30, 2017 and 2016, respectively, and (49.8)% and 12.8% for the nine months ended September 30, 2017 and 2016, respectively.

(2)	Income from discontinued operations, net of tax, includes a $803 million gain on the sale of the Divested Business.

(3)
Upon triggering held for sale criteria in February 2017, Aon ceased depreciating and amortizing all long-lived assets included in discontinued operations. No depreciation or amortization expense was recognized during the three months ended September 30, 2017. Included within total operating expenses for the three months ended September 30, 2016 was $18 million of depreciation of fixed assets and $30 million of intangible asset amortization. Total operating expenses for the nine months ended September 30, 2017 and 2016 include, respectively, $8 million and $53 million of depreciation of fixed assets and $11 million and $90 million of intangible asset amortization.

Aon plc
Reconciliation of Non-GAAP Measures - Organic Revenue Growth and Free Cash Flow (Unaudited)
Organic Revenue Growth From Continuing Operations (Unaudited)

	Three Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$917	$884	4%	1%	—%	4%	(1)%
Reinsurance Solutions	355	329	8	1	—	—	7
Retirement Solutions	491	466	5	1	—	(1)	5
Health Solutions	293	265	11	1	—	8	2
Data & Analytic Services	289	260	11	1	—	7	3
Elimination	(5)	(3)	N/A	N/A	N/A	N/A	N/A
Total revenue	$2,340	$2,201	6%	1%	—%	3%	2%

	Nine Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	% Change	Less: Currency Impact (1)	Less: Fiduciary Investment Income (2)	Less: Acquisitions, Divestitures & Other	Organic Revenue Growth (3)
Revenue
Commercial Risk Solutions	$2,943	$2,835	4%	(1)%	—%	4%	1%
Reinsurance Solutions	1,070	1,032	4	(1)	—	—	5
Retirement Solutions	1,266	1,266	—	(2)	—	(1)	3
Health Solutions	977	838	17	(1)	—	11	7
Data & Analytic Services	842	794	6	—	—	2	4
Elimination	(9)	(6)	N/A	N/A	N/A	N/A	N/A
Total revenue	$7,089	$6,759	5%	(1)%	—%	3%	3%

(1)	Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)
Fiduciary Investment Income for the three months ended September 30, 2017 and 2016, respectively, was $10 million and $6 million. Fiduciary Investment Income for the nine months ended September 30, 2017 and 2016, respectively, was $23 million and $16 million.

(3)
Organic revenue growth includes the impact of intercompany activity and excludes the impact of foreign exchange rate changes, acquisitions, divestitures, transfers between business units, fiduciary investment income, and reimbursable expenses.

 Free Cash Flow from Continuing Operations (Unaudited)

	Nine Months Ended
(millions)	Sep 30, 2017	Sep 30, 2016	Percent Change
Cash Provided by Continuing Operating Activities	$289	$1,152	(75)%
Capital Expenditures Used for Continuing Operations	(125)	(107)	17
Free Cash Flow Provided by Continuing Operations (1)	$164	$1,045	(84)%

(1)
Free cash flow is defined as cash flow from operations less capital expenditures. This non-GAAP measure does not imply or represent a precise calculation of residual cash flow available for discretionary expenditures.

Aon plc
Reconciliation of Non-GAAP Measures - Operating Income from Continuing Operations and Diluted Earnings Per Share (Unaudited) (1)

	Three Months Ended			Nine Months Ended
(millions, except percentages)	Sep 30, 2017	Sep 30, 2016	Percent Change	Sep 30, 2017	Sep 30, 2016	Percent Change
Revenue from continuing operations	$2,340	$2,201	6%	$7,089	$6,759	5%

Operating income from continuing operations - as reported	$265	$368	(28)%	$490	$1,175	(58)%
Amortization and impairment of intangible assets	101	42		604	117
Restructuring	102	—		401	—
Regulatory and compliance matters	8	—		42	—
Pension settlement	—	—		—	62
Operating income from continuing operations - as adjusted	$476	$410	16%	$1,537	$1,354	14%

Operating margin from continuing operations - as reported	11.3%	16.7%		6.9%	17.4%
Operating margin from continuing operations - as adjusted	20.3%	18.6%		21.7%	20.0%

	Three Months Ended			Nine Months Ended
(millions, except per share data)	Sep 30, 2017	Sep 30, 2016	Percent Change	Sep 30, 2017	Sep 30, 2016	Percent Change
Operating income from continuing operations - as adjusted	$476	$410	16%	$1,537	$1,354	14%
Interest income	10	1	900%	20	6	233%
Interest expense	(70)	(70)	—%	(211)	(212)	—%
Other income (expense)	(5)	10	(150)%	(20)	27	(174)%

Income before income taxes from continuing operations - as adjusted	411	351	17%	1,326	1,175	13%
Income taxes (2)	72	50	44%	194	176	10%
Net income from continuing operations - as adjusted	339	301	13%	1,132	999	13%
Adjusted income (loss) from discontinued operations, net of tax (3)	(10)	65	(115)%	60	171	(65)%
Net income - as adjusted	329	366	(10)%	1,192	1,170	2%
Less: Net income attributable to noncontrolling interests	7	7	—%	30	27	11%
Net income attributable to Aon shareholders - as adjusted	$322	$359	(10)%	$1,162	$1,143	2%

Diluted net income (loss) per share attributable to Aon shareholders
Continuing operations - as adjusted	$1.29	$1.09	18%	$4.19	$3.59	17%
Discontinued operations - as adjusted	(0.04)	0.24	(117)%	0.23	0.63	(63)%
Net income - as adjusted	$1.25	$1.33	(6)%	$4.42	$4.22	5%

Weighted average ordinary shares outstanding - diluted	257.3	269.6	(5)%	262.9	271.0	(3)%

(1)	Certain noteworthy items impacting operating income in 2017 and 2016 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)
The effective tax rates in the U.S. GAAP financial statements for continuing operations were 2.0% and (49.8)%, respectively, for the three and nine months ended September 30, 2017. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with estimated restructuring expenses, accelerated tradename amortization, impairment charges, regulatory and compliance provisions, and non-cash pension settlement charges anticipated in Q4 2017, which are adjusted at the related jurisdictional rate. After adjusting to exclude the applicable tax impact, the adjusted effective tax rates for continuing operations were 17.5% and 14.6%, respectively, for the three and nine months ended September 30, 2017. The effective tax rates used in the U.S. GAAP financial statements for continuing operations were 8.1% and 12.8%, respectively, for the three and nine months ended 2016. Adjusted items are generally taxed at the estimated annual effective tax rate, except for the applicable tax impact associated with non-cash pension charges settled in Q2 2016, which are adjusted at the related jurisdictional rate. After adjusting to exclude the applicable tax impact, the adjusted effective tax rates for continuing operations were 14.2% and 15.0%, respectively, for the three and nine months ended 2016.

(3)
Adjusted income from discontinued operations, net of tax, excludes the gain on sale and intangible asset amortization on discontinued operations of $11 million and $0 million, respectively, for the three months ended September 30, 2017 and $1,983 million and $11 million for the nine months ended September 30, 2017. The effective tax rates used in the U.S. GAAP financial statements for discontinued operation were 35.1% and 21.8%, respectively, for the three months and nine months ended September 30, 2017. After adjusting to exclude the applicable tax impact associated with the gain on sale and intangible asset amortization, the adjusted effective tax rates for discontinued operations were 35.2% and 24.2%, respectively, for the three months and nine months ended September 30, 2017. Adjusted income from discontinued operations, net of tax, excludes intangible asset amortization on discontinued operations of $30 million and $90 million, respectively, for the three months and nine months ended September 30, 2016. The effective tax rates used in the U.S. GAAP financial statements for discontinued operation were 37.3% and 37.4% for the three and nine months ended 2016, respectively. After adjusting to exclude the applicable tax impact associated with amortization, the adjusted effective tax rates for discontinued operations were 32.8% and 32.4% for the three and nine months ended 2016, respectively.

Aon plc
Condensed Consolidated Statements of Financial Position (Unaudited)

	As of
(millions)	September 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$749	$426
Short-term investments	1,640	290
Receivables, net	2,068	2,106
Fiduciary assets (1)	9,292	8,959
Other current assets	518	247
Current assets of discontinued operations	—	1,118
Total Current Assets	14,267	13,146
Goodwill	7,888	7,410
Intangible assets, net	1,341	1,890
Fixed assets, net	545	550
Deferred tax assets	565	325
Prepaid pension	1,020	858
Other non-current assets	298	360
Non-current assets of discontinued operations	—	2,076
TOTAL ASSETS	$25,924	$26,615

LIABILITIES AND EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,588	$1,604
Short-term debt and current portion of long-term debt	305	336
Fiduciary liabilities	9,292	8,959
Other current liabilities	1,289	656
Current liabilities of discontinued operations	—	940
Total Current Liabilities	12,474	12,495
Long-term debt	5,662	5,869
Deferred tax liabilities	83	101
Pension, other postretirement and postemployment liabilities	1,612	1,760
Other non-current liabilities	846	719
Non-current liabilities of discontinued operations	—	139
TOTAL LIABILITIES	20,677	21,083

EQUITY
Ordinary shares - $0.01 nominal value	3	3
Additional paid-in capital	5,670	5,577
Retained earnings	2,914	3,807
Accumulated other comprehensive loss	(3,412)	(3,912)
TOTAL AON SHAREHOLDERS' EQUITY	5,175	5,475
Noncontrolling interests	72	57
TOTAL EQUITY	5,247	5,532
TOTAL LIABILITIES AND EQUITY	$25,924	$26,615

(1)	Includes cash and short-term investments of $4,247 million and $3,290 million for the periods ended September 30, 2017 and December 31, 2016, respectively.

Aon plc
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
(millions)	September 30, 2017	September 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,275	$971
Less: Income from discontinued operations, net of income taxes	857	102
Adjustments to reconcile net income to cash provided by operating activities:
Loss (gain) from sales of businesses and investments, net	2	(41)
Depreciation of fixed assets	148	118
Amortization and impairment of intangible assets	604	117
Share-based compensation expense	214	210
Deferred income taxes	(208)	(7)
Change in assets and liabilities:
Fiduciary receivables	986	1,538
Short-term investments — funds held on behalf of clients	(701)	(419)
Fiduciary liabilities	(285)	(1,119)
Receivables, net	144	175
Accounts payable and accrued liabilities	(237)	(246)
Restructuring reserves	170	—
Current income taxes	(785)	(80)
Pension, other postretirement and other postemployment liabilities	(142)	(70)
Other assets and liabilities	(39)	107
Net cash provided by operating activities - continuing operations	289	1,152
Net cash provided by operating activities - discontinued operations	64	323
CASH PROVIDED BY OPERATING ACTIVITIES	353	1,475

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	43	31
Payments for investments	(55)	(47)
Net sale (purchases) of short-term investments — non-fiduciary	(1,344)	(108)
Acquisition of businesses, net of cash acquired	(172)	(198)
Sale of businesses, net of cash sold	4,194	104
Capital expenditures	(125)	(107)
Net cash provided by (used for) investing activities - continuing operations	2,541	(325)
Net cash used for investing activities - discontinued operations	(19)	(46)
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	2,522	(371)

CASH FLOWS FROM FINANCING ACTIVITIES
Share repurchase	(1,888)	(1,037)
Issuance of shares for employee benefit plans	(118)	(70)
Issuance of debt	1,651	2,729
Repayment of debt	(1,998)	(2,308)
Cash dividends to shareholders	(274)	(258)
Noncontrolling interests and other financing activities	(21)	(71)
Net cash provided by financing activities - continuing operations	(2,648)	(1,015)
Net cash provided by financing activities - discontinued operations	—	—
CASH USED FOR FINANCING ACTIVITIES	(2,648)	(1,015)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	91	10
NET INCREASE IN CASH AND CASH EQUIVALENTS	318	99
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	431	384
CASH AND CASH EQUIVALENTS AT END OF PERIOD (1)	$749	$483

(1)	Includes $0 million and $3 million of discontinued operations at September 30, 2017 and September 30, 2016, respectively.

Aon plc
Restructuring Plan (Unaudited) (1)

	Three months ended September 30, 2017	Nine months ended September 30, 2017	Estimated Remaining Costs	Estimated Total Cost (2)
Workforce reduction	$52	$257	$46	$303
Technology rationalization	12	22	124	146
Lease consolidation	4	8	72	80
Asset impairments	2	26	14	40
Other costs associated with restructuring and separation (3)	32	88	93	181
Total restructuring and related expenses	$102	$401	$349	$750

(1)
In the Condensed Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits,” IT rationalization is included in “Information technology,” lease consolidations are included in “Premises,” asset impairments are included in “Depreciation of fixed assets,” and other costs associated with restructuring are included in “Other general expenses” depending on the nature of the expense.

(2)
Actual costs, when incurred, may vary due to changes in the assumptions built into this plan.  Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives. Estimated allocations between expense categories may be revised in future periods as these assumptions are updated.

(3)
Other costs associated with the Restructuring Plan include those to separate the Divested Business, as well as moving costs and consulting and legal fees. These costs are generally recognized when incurred.